THIS AGREEMENT is made as of the ________ day of August, 2003 (the “Amending Agreement”).

BETWEEN:

DONNA GAIL MILLER, an individual residing at N15607 Timberwood Court, Spokane, Washington  99208 (hereinafter called “Miller”)

OF THE FIRST PART

AND:

BILL INVERARITY, a businessman, having an office at 3916 – 17th Street, Calgary, Alberta  T2T 4P2 (hereinafter called “Inverarity”)

OF THE SECOND PART

AND:

BYARD MACLEAN, a businessman, having an office at 3407 West 40th Avenue, Vancouver, British Columbia  V6N 3B5 (hereinafter called “Maclean”)

OF THE THIRD PART

AND:

ZENA CAPITAL CORP., a body corporate formed pursuant to the laws of the Province of British Columbia and having an office at 604 – 750 West Pender Street, Vancouver, British Columbia  V6C 2T7 (hereinafter called “Zena”)

OF THE FOURTH PART

WHEREAS:

A.

Miller is the recorded and beneficial owner of a 100% interest in the rights to industrial minerals on certain property located in the Province of British Columbia and situated in the Greenwood and Osoyoos Mining Divisions of the Province of British Columbia all as more particularly described in an option agreement (the “Property Option Agreement”) between Miller and Inverarity made as of December 26, 2002 (the “Property”);

B.

Pursuant to the Property Option Agreement, Miller granted and transferred to Inverarity all legal and beneficial title to barite mineralization contained in the Property;

C.

Pursuant to an agreement made as of December 26, 2002 between Inverarity and Maclean (the “Inverarity Agreement”) Inverarity transferred and assigned to Maclean all of Inverarity’s interest in and to the Property Option Agreement in consideration of the terms set out therein;

D.

Pursuant to an assignment agreement made as of December 27, 2002 between Inverarity, Maclean and Miller (the “Assignment Acknowledgement Agreement”), Miller acknowledged and agreed to the assignment of Inverarity’s interest in the Property and the Property Option Agreement to Maclean;

E.

Pursuant to a letter of intent between Maclean and Zena dated May 6, 2003 (the “Letter of Intent”), Zena and Maclean outlined the terms and conditions upon which such parties propose to enter into an agreement by which Zena will acquire from Maclean all of Maclean’s interest, by way of assignment, in the Property and the Property Option Agreement; and

F.

The parties hereto desire to amend the terms of the Property Option Agreement, Inverarity Agreement, Assignment Acknowledgement Agreement and the Letter of Intent (collectively, the “Agreements”) so as to more precisely define the nature of the mineralization which is the subject of such Agreements and so as to more particularly determine the nature of certain royalties to be paid.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants and agreements hereinafter contained and for such other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereto covenant and agree as follows:

1.

Wherever the term “barite” appears in each of the Agreements, save and except as hereafter specified, such shall be replaced with term “industrial minerals”.

2.

For the purposes of this Amending Agreement and the Agreements, the term “industrial minerals” shall mean any and all ores, minerals and metals other than gold, silver, platinum, petroleum, natural gas and all other hydrocarbons or any of them.

3.

In section 7.1 of the Property Option Agreement, the term “barite” in the phrase Minimum Advance Barite Royalty shall not be replaced with the term “industrial minerals” pursuant to this Amending Agreement.

4.

In addition to the royalty to be paid in section 7.2 of the Property Option Agreement, a royalty shall be paid to Miller on industrial minerals other than barite based upon industry standards as from time to time are in effect provided that if a dispute arises with respect to the amount of such royalty or any other terms surrounding the payment of such the parties hereto agree that such dispute shall be referred to a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia) or such successor legislation in effect in the Province of British Columbia at that time, whose decision shall be final and binding upon all parties concerned.

5.

For greater certainty, the $300,000 cap on royalties specified in section 7.3 of the Property Option Agreement shall include any and all royalties paid on both barite and other industrial minerals pursuant to the Property Option Agreement.

6.

The term “barite” contained in recital C and in section 1.1(c) of the Inverarity Agreement shall not be changed to the term “industrial minerals” pursuant to this Amending Agreement.

7.

The parties hereto confirm that the Agreements remain in full force and effect the date of this Amending Agreement unchanged save as amended hereby.

8.

This Amending Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, administrators, successors and permitted assigns.

9.

This agreement may be executed in several counterparts and by facsimile transmission, all of which will be taken and read together to form one and the same agreement.

This Amending Agreement was executed by the parties hereto as at the day and year first above written.

DONNA GAIL MILLER

BILL INVERARITY

ZENA CAPITAL CORP.

By:

BYARD MACLEAN

Authorized Signatory